EXHIBIT 10.1

OPTION AND PURCHASE AGREEMENT

THIS AGREEMENT, effective as of June 28th, 2017, is made by and between [*************] (“Producer”) and Regnum Corp. (“Owner”) concerning the rights to a Screenplay entitled “Hot Sands” and the materials upon which it is based. The following terms and conditions shall apply:

1. DEFINITION OF “WORK”: For purposes of this Agreement, “Work” means the

Screenplay entitled “Hot Sands” owned by Regnum Corp. and any and all other literary materials, titles, themes, formats, formulas, incidents, action, story, dialogue, ideas, plots, phrases, slogans, catchwords, art, designs, compositions, sketches, drawings, characters, characterizations, names, and trademarks now contained therein, as well as such elements as may at any time hereafter be added or incorporated therein, and all versions thereof in any form.

2. GRANT OF OPTION: In consideration of the mutual promises contained herein, and the payment to Owner of $2,500.00 (the “Option Price”), which shall be applicable against the Purchase Price, Owner hereby grants to Producer the exclusive, irrevocable right and option (the “Option”) for 12 months (the “Option Period”) to acquire the exclusive motion picture, television, videocassette, and all subsidiary, allied, and ancillary rights in and to the Work pursuant to the terms set forth below.

3. EXTENSION OF OPTION:

(a)	Producer shall have the right to extend the Option Period for one (1) period of 12 months for $2,500.00 which shall be non-applicable against the Purchase Price. For the right to the extension of the first Option Period there must be one of the following:

(i)	letter of commitment to direct from a director;

(ii)	the project is set up at a company or studio able to fund the project;

(iii)	substantial negotiations in progress for complete financing of the film;

(iv)	letter of commitment to act in the film from one actor; or

(v)	a full-length feature-film script has been completed.

(b)

Producer shall have the right to extend the Option Period for one (1) additional 12 month period for $2,500.00 which shall be non-applicable against the Purchase Price. In order to have a right to a second extension, Producer must secure at least two (2) of the above five (5) items.

[***] Certain confidential information contained in this document, marked by brackets, has been redacted.

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4. EXERCISE OF OPTION: Producer may exercise this Option at any time during the Option Period, as it may be extended, by giving written notice of such exercise to Owner and delivery to Owner of the minimum Purchase Price as set forth below. In the event Producer does not exercise said Option during the period as it may be extended, this Agreement shall be of no further force or effect whatsoever. All rights granted hereunder become property of Owner.

5. PENDING EXERCISE OF OPTION: Producer shall have the right to engage in all customary development and pre-production activities during the Option Period as it may be extended.

6. GRANT OF RIGHTS: Effective upon Producer’s exercise of the Option, Owner hereby exclusively sells, grants and assigns to Producer, Producer’s successors, licenses and assigns all rights in and to the Work, throughout the universe, in perpetuity, in any and all media and by any means now known or hereafter devised, including, without limitation, all forms of theatrical and non-theatrical distribution and exhibition (including without limitation, free broadcast, pay television, cable, subscription, pay-per-view, video-on-demand, DVD and Internet), including without limitation the following: all motion picture rights, including the right to make remakes, new versions or adaptations of the Work or any part thereof; to make series and serials of the Work or any part thereof; the right, for advertising and publicity purposes only, to prepare, broadcast, exhibit and publish in any form or media, any synopses, excerpts, novelizations, serializations, dramatizations, summaries and stories of the Work, or any part thereof; and all rights of every kind and character whatsoever in and to the Work and all the characters and elements contained therein.

7. PURCHASE PRICE: As consideration for all rights and property herein granted, and all warranties and covenants herein made by Owner, Producer agrees to pay Owner the following sums not later than the commencement of principal photography of a production:

(a)	$32,500. if the final budget for the motion picture (less contingencies, financing costs, and bank fees) based on the Work does not exceed two million dollars ($2,000,000), less any moneys paid as option exercise money and less the option payment for the initial period;

(b)	If the final budget exceeds two million dollars ($2,000,000), one percent (1%) of the final budget for the motion picture (less contingencies, financing costs, and bank fees) based on the Work less any amounts paid for option exercise; however, in no event shall the amount of such payment exceed fifty-thousand dollars ($50,000).

8. CREDITS:

(a)	In the event a motion picture based substantially on the Work is produced hereunder, Owner shall receive credit.

(b)

Such credit shall be accorded on a single card in the main titles on all positive prints of the picture and in all paid advertising in which the director has received credit, subject to Producer’s and any distributor’s usual and customary exclusions. All other matters regarding prominence, placement, size, style and color of said credits shall be in Producer’s sole discretion. Nothing herein shall be construed to prevent so-called award or congratulatory or other similar advertising with respect to the material or Picture which omits the name of the Writer.

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9. NO OBLIGATION TO PRODUCE: While Producer shall use best efforts to effect a production hereunder, nothing herein shall be construed to obligate Producer to produce, distribute, release, perform or exhibit a film based upon the Work, in whole or in part, or otherwise to exercise, exploit or make any use of the rights, license, privileges or property gained herein to Producer.

10. REPRESENTATIONS AND WARRANTIES:

(a)	The Work itself is original with Owner and no part of the Work is in the public domain other than the extent to which historical facts are, by their nature, in the public domain;

(b)	Owner has the right, authority and legal capacity to grant the rights granted to Producer herein;

(c)	The work is not subject to any claim, arbitration, mediation, or litigation;

(d)	The Work does not, and no use thereof will, infringe upon or violate any personal, proprietary or other right of any third party, including, without limitation, defamation, libel, slander or violation of any right of privacy or publicity or any copyright in underlying material; and

(e)	Owner shall not exploit the Work in a manner inconsistent with the terms of this Agreement, specifically, to not sell, license, exploit or transfer any rights in the Work.

11. REMEDIES: Owner recognizes and confirms that in the event of a failure or omission by Producer constituting a breach of its obligations under this Agreement, whether or not material, the damage, if any, caused Owner is not irreparable or sufficient to entitle Owner to injunctive or other equitable relief. Consequently, Owner’s rights and remedies shall be limited to the right, if any, to obtain damages at law and Owner shall not have any right in such event to terminate or rescind this Agreement or any of the rights granted to Producer hereunder or to enjoin or restrain the development, production, advertising, promotion, distribution, exhibition or exploitation of the Picture and/or any of Producer’s rights pursuant to this Agreement.

12. MISCELLANEOUS:

(a)	Arbitration. Disputes under this Agreement shall be settled pursuant to binding arbitration under the rules of the Independent Film and Television Alliance (“IFTA”) in California. The prevailing party will be entitled to reasonable attorney fees and costs.

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(b)	Indemnification. Owner shall indemnify and defend Producer from and against any and all claims and damages arising from the breach of any representation or warranty of Owner hereunder to the extent such claim or damage does not arise out of a breach by Producer hereunder. Producer shall indemnify and defend Owner from and against any and all claims and damages arising from the production, distribution, exhibition or exploitation of the Picture, or any element thereof, to the extent such claim or damage does not arise out of a breach by Owner hereunder.

(c)	Accounting. Producer agrees to keep and maintain complete and accurate books and records relating to the Picture and the proceeds derived therefrom.

(d)	Assignment. Owner may not assign its rights or obligations hereunder. Producer may freely assign its rights and obligations hereunder.

(e)	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

(f)	Notices. All notices under this Agreement shall be in writing and may be served by facsimile or electronic mail. The date of receipt by facsimile or electronic mail, as the case may be, shall be the date of service of notice.

(g)	This agreement may be signed in counterparts. Facsimile and scanned copies shall be deemed originals for all purposes.

(h)	This Agreement constitutes the entire agreement between the parties hereto with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties hereto rely upon or regard as material, any representations or writing whatsoever not incorporated herein and made a part hereof. No amendment or modification hereto shall be valid unless set forth in a writing signed by both parties.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PRODUCER	OWNER

/s/ [*************]	/s/ Tiffani Jones
[*************]	Regnum Corp

[***] Certain confidential information contained in this document, marked by brackets, has been redacted.

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